Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six Months
Ended June 30, 2014

HOUSTON, Texas – July 24, 2014 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and six months ended June 30, 2014. The Company reported net income of $54.3 million, or $0.37 per share, for the second quarter of 2014, compared to net income of $40.8 million, or $0.28 per share, for the quarter ended June 30, 2013. Revenues for the second quarter of 2014 were $757 million, compared to $659 million for the second quarter of 2013.

The Company reported net income of $89.1 million, or $0.61 per share, for the six months ended June 30, 2014, compared to net income of $97.0 million, or $0.66 per share, for the six months ended June 30, 2013. Revenues for the six months ended June 30, 2014 were $1.4 billion, compared to $1.3 billion for the same period in 2013.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We are very pleased with our second quarter results. Revenues, margins and profits all increased sequentially in both drilling and pressure pumping.

“Our average rig count in the United States increased by eight rigs in the second quarter to 201 rigs from 193 rigs in the first quarter. The growth in U.S. rig count more than offset the annual seasonal decline in Canada to three rigs from 10 rigs in the first quarter. Activity in Canada has begun to ramp up and our rig count in the United States is continuing to increase. For the month of July, we expect to average 207 rigs operating in the United States and 9 rigs in Canada.”

Mr. Hendricks added, “Strong demand for high-specification drilling rigs is positively impacting rig pricing for all classes of our rigs. Higher dayrates and an improving fleet mix of higher dayrate APEX® rigs contributed to a $490 sequential increase in average U.S. rig revenue per day to $23,490. The strength in average U.S. rig revenue per day offset the seasonal decline in Canada as our total average rig revenue per day increased $240 sequentially to $23,630 during the second quarter. Average U.S. rig margin per day increased $370 sequentially to $9,900, and total rig margin per day increased $270 sequentially to $9,870.

“We completed six new APEX® rigs during the second quarter, bringing our APEX® rig fleet to 133 rigs. Since our last earnings release we have signed 19 contracts for new APEX® rigs. In response to strong customer demand, we expect to complete 25 new APEX® rigs during the four quarters ending June 2015, of which 22 are currently contracted. Furthermore, we have customer contracts for three additional new APEX® rigs to be completed in the second half of 2015.

“As of June 30, 2014, we had term contracts for drilling rigs providing for approximately $1.5 billion of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 149 rigs operating under term contracts during the third quarter, and an average of 138 rigs operating under term contracts during the last half of 2014.

“In pressure pumping, we generated record quarterly revenues of $307 million, a sequential increase of $66.3 million, as activity levels surpassed our expectations, and we benefited from a small pressure pumping acquisition in June. The increased pressure pumping revenue drove a $23.9 million increase in EBITDA during the quarter to a total of $59.5 million.

“In response to customer demand, we have recently ordered an incremental 115,000 of fracturing horsepower. Together with the previously announced 40,000 horsepower on order, we now have a total of 155,000 horsepower on order, which is enough equipment for three complete horizontal frac spreads plus spares. Two of these frac spreads are already contracted. We expect the delivery of these three frac spreads in the fourth quarter of 2014 and the first and second quarters of 2015,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “In a quarter marked by strength in our two core businesses, we generated record quarterly revenue for both the overall Company and for pressure pumping. More importantly, the outlook remains highly constructive as we believe we are in the early stages of an extended period of growth for ourselves and our industry.

“High-specification drilling rigs continue to be in short supply across the industry. Within our own fleet, we achieved 99% utilization of our APEX® rigs during the second quarter, and we have very limited availability of new APEX® rigs through the second quarter of 2015.

“In pressure pumping, utilization was stronger than expected due to increased demand for our pressure pumping services. We expect demand will continue to improve due to the strength in horizontal drilling activity and the increasing frac intensity. Consistent with the demand we are seeing, we ordered additional equipment and completed a strategic acquisition of 31,500 horsepower of hydraulic fracturing equipment during the second quarter. This acquisition not only expanded the size of our fleet, but also provided the Company with a new base of operations and employees to efficiently support pressure pumping activities in East Texas and Louisiana,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.10 per share, to be paid on September 24, 2014 to holders of record as of September 10, 2014.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2014 is scheduled for today, July 24, 2014 at 9:00 a.m. Central Time. The dial-in information for participants is 800-706-7741 (Domestic) and 617-614-3471 (International). The access code for both numbers is 34697733. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through July 28, 2014 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 56998764.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 275 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Consolidated Condensed Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES	$757,276	$659,316	$1,435,444	$1,326,355
COSTS AND EXPENSES
Direct operating costs	500,167	434,242	954,308	852,392
Depreciation, depletion, amortization and impairment	153,426	137,182	300,748	273,617
Selling, general and administrative	19,548	18,319	39,221	35,716
Net gain on asset disposals	(3,091)	(1,033)	(4,835)	(908)

Total costs and expenses	670,050	588,710	1,289,442	1,160,817

OPERATING INCOME	87,226	70,606	146,002	165,538

OTHER INCOME (EXPENSE)
Interest income	208	250	384	423
Interest expense	(7,249)	(6,941)	(14,437)	(13,707)
Other	3	381	3	400

Total other expense	(7,038)	(6,310)	(14,050)	(12,884)

INCOME BEFORE INCOME TAXES	80,188	64,296	131,952	152,654
INCOME TAX EXPENSE	25,905	23,528	42,847	55,656

NET INCOME	$54,283	$40,768	$89,105	$96,998

NET INCOME PER COMMON SHARE
Basic	$0.37	$0.28	$0.62	$0.66
Diluted	$0.37	$0.28	$0.61	$0.66
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	143,622	145,465	143,259	145,148

Diluted	146,029	146,374	145,586	146,292

CASH DIVIDENDS PER COMMON SHARE	$0.10	$0.05	$0.20	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Contract Drilling:
Revenues	$438,583	$389,979	$864,486	$809,073
Direct operating costs	$255,318	$242,748	$506,377	$489,820
Margin (1)	$183,265	$147,231	$358,109	$319,253
Selling, general and administrative	$1,591	$1,879	$3,239	$3,730
Depreciation, amortization and impairment	$112,057	$98,283	$218,176	$195,905
Operating income	$69,617	$47,069	$136,694	$119,618
Operating days – United States	18,296	16,678	35,621	33,635
Operating days – Canada	267	186	1,156	1,132
Total operating days	18,563	16,864	36,777	34,767
Average revenue per operating day – United States	$23.49	$22.99	$23.25	$22.97
Average direct operating costs per operating day – United States	$13.59	$14.16	$13.53	$13.83
Average margin per operating day – United States (1)	$9.90	$8.83	$9.72	$9.14
Average rigs operating – United States	201	183	197	186
Average revenue per operating day – Canada	$32.87	$34.90	$31.31	$32.27
Average direct operating costs per operating day – Canada	$25.05	$35.06	$21.15	$21.88
Average margin per operating day – Canada (1)	$7.82	$(0.16)	$10.16	$10.40
Average rigs operating – Canada	3	2	6	6
Average revenue per operating day – Total	$23.63	$23.12	$23.51	$23.27
Average direct operating costs per operating day – Total	$13.75	$14.39	$13.77	$14.09
Average margin per operating day – Total (1)	$9.87	$8.73	$9.74	$9.18
Average rigs operating – Total	204	185	203	192
Capital expenditures	$211,917	$117,794	$336,840	$252,177
Pressure Pumping:
Revenues	$306,577	$254,620	$546,838	$485,780
Direct operating costs	$241,977	$188,280	$441,785	$356,436
Margin (2)	$64,600	$66,340	$105,053	$129,344
Selling, general and administrative	$5,067	$4,297	$9,935	$8,550
Depreciation, amortization and impairment	$34,623	$31,789	$68,665	$62,025
Operating income	$24,910	$30,254	$26,453	$58,769
Fracturing jobs	271	344	514	610
Other jobs	1,058	1,187	1,938	2,329
Total jobs	1,329	1,531	2,452	2,939
Average revenue per fracturing job	$1,063.28	$678.34	$993.05	$724.67
Average revenue per other job	$17.42	$17.92	$18.79	$18.78
Total average revenue per job	$230.68	$166.31	$223.02	$165.29
Total average costs per job	$182.07	$122.98	$180.17	$121.28
Total average margin per job (2)	$48.61	$43.33	$42.84	$44.01
Margin as a percentage of revenues (2)	21.1%	26.1%	19.2%	26.6%
Capital expenditures and acquisitions	$96,186	$34,202	$132,483	$64,436
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$10,747	$13,165	$21,078	$28,560
Revenues – Natural gas and liquids	$1,369	$1,552	$3,042	$2,942
Revenues – Total	$12,116	$14,717	$24,120	$31,502
Direct operating costs	$2,872	$3,214	$6,146	$6,136
Margin (3)	$9,244	$11,503	$17,974	$25,366
Depletion	$4,814	$5,459	$9,808	$11,182
Impairment of oil and natural gas properties	$798	$517	$1,831	$2,416
Operating income	$3,632	$5,527	$6,335	$11,768
Capital expenditures	$8,742	$5,438	$17,426	$14,102
Corporate and Other:
Selling, general and administrative	$12,890	$12,143	$26,047	$23,436
Depreciation	$1,134	$1,134	$2,268	$2,089
Net gain on asset disposals	$(3,091)	$(1,033)	$(4,835)	$(908)
Capital expenditures	$821	$1,003	$1,289	$1,883
Total capital expenditures and acquisitions	$317,666	$158,437	$488,038	$332,598

(1)	For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.

(2)	For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.

(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	June 30,	December 31,
Selected Balance Sheet Data (Unaudited):	2014	2013
Cash and cash equivalents	$120,837	$249,509
Current assets	$758,731	$808,650
Current liabilities	$501,886	$354,277
Working capital	$256,845	$454,373
Current portion of long-term debt	$10,000	$10,000
Long-term debt	$677,500	$682,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures
(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$54,283	$40,768	$89,105	$96,998
Income tax expense	25,905	23,528	42,847	55,656
Net interest expense	7,041	6,691	14,053	13,284
Depreciation, depletion, amortization and impairment	153,426	137,182	300,748	273,617

EBITDA	$240,655	$208,169	$446,753	$439,555

Total revenue	$757,276	$659,316	$1,435,444	$1,326,355
EBITDA margin	31.8%	31.6%	31.1%	33.1%
EBITDA by operating segment:
Contract drilling	$181,674	$145,352	$354,870	$315,523
Pressure pumping	59,533	62,043	95,118	120,794
Oil and natural gas	9,244	11,503	17,974	25,366
Corporate and other	(9,796)	(10,729)	(21,209)	(22,128)

Consolidated EBITDA	$240,655	$208,169	$446,753	$439,555

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.